Exhibit 99.1

Proxim Stockholders Approve Final Phase of Capital Structure Simplification Plan

Friday October 22, 8:01 am ET

•	Warburg Pincus and BCP Capital Exchange Preferred Shares for 164 Million Shares of Proxim Common Stock

•	Proxim Board Authorized to Implement 1-for-10 Reverse Stock Split

SUNNYVALE, Calif., Oct. 22 — Proxim Corporation (Nasdaq: PROX — News), a global leader in wireless networking equipment for Wi-Fi and broadband wireless, announced that its stockholders approved the final phase of its capital structure simplification plan. The final tally of stockholder votes was 98 percent of the votes cast voting in favor of the proposal.

Effective today, Warburg Pincus and BCP Capital will surrender all of their Series A convertible preferred stock, all of their Series B convertible preferred stock and all of their common stock warrants in exchange for an aggregate of 164,000,000 shares of Proxim common stock and 400,000 shares of newly designated Series C preferred stock. The Series C preferred stock issued to Warburg Pincus and BCP Capital is non-voting and nonconvertible into common stock, and it is mandatorily redeemable in 2012.

Stockholders also today authorized Proxim’s Board of Directors to effect a 1-for-10 reverse stock split of Proxim’s outstanding common stock. The reverse stock split is anticipated to be effective Monday, October 25, 2004. Upon effectiveness, Proxim believes this action will result in Proxim regaining compliance with NASDAQ listing requirements. For the 20 trading days following the effective date of reverse stock split, Proxim’s common stock will trade on the NASDAQ National Market under the symbol “PROXD” to reflect the change.

“We are pleased that our stockholders have overwhelmingly approved the final phase of Proxim’s capital structure simplification plan,” said Frank Plastina, Chairman and Chief Executive Officer at Proxim. “We are also gratified that our major investors have shown confidence in Proxim’s opportunities by their willingness to take a common stake in our success.”

At their fully accreted value, the exchanged shares of Series A convertible preferred stock and Series B convertible preferred stock held by Warburg Pincus and BCP Capital would have converted into a total of approximately 158 million shares of common stock. Additionally, the warrants exchanged by Warburg Pincus and BCP Capital could have been exercised for approximately 42 million shares of common stock at specified exercise prices.

By surrendering all of their Series A convertible preferred stock, all of their Series B convertible preferred stock and all of their common stock warrants in exchange for 164 million shares of common stock and 400,000 shares of nonconvertible Series C preferred stock, Warburg Pincus and BCP Capital have waived their rights to the liquidation preference on those earlier holdings, including future accretion to which Warburg Pincus and BCP Capital would have been entitled. As described more fully in Proxim’s public filings, Proxim’s Series C preferred stock offers a significantly lower liquidation preference than the Series A convertible preferred stock and Series B convertible preferred stock, reducing the maximum liquidation preference to which Warburg Pincus and BCP Capital are entitled by approximately $143 million. By receiving common stock in exchange for their preferred holdings, Warburg Pincus and BCP Capital have more closely aligned their interests with those of other common stockholders.

About Proxim

Proxim® Corporation is a global leader in wireless networking equipment for Wi-Fi and broadband wireless networks. The company provides enterprise and service provider customers with wireless solutions for the mobile enterprise, security and surveillance, last mile access, voice and data backhaul, public hot spots, and metropolitan area networks. Product families include the Award-winning ORiNOCO Wi-Fi products, Tsunami Ethernet bridges, and Lynx point-to-point digital radios. Proxim is a principal member of the WiMAX Forum™ and a member of the Wi-Fi® Alliance. The company is publicly traded on the NASDAQ under the symbol PROX and is on the Web at www.proxim.com.

Safe Harbor

This press release may contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements about Proxim’s opportunities, the effects of the Company’s capital simplification plan and the effect of the reverse stock split and the Company’s ability to comply with NASDAQ listing requirements, are subject to risks and uncertainties that could cause actual results to differ materially from Proxim’s expectations in these statements. For additional information regarding risks relating to Proxim’s business, see Proxim Corporation’s Form 10-K for the year ended December 31, 2003 and Forms 10-Q for quarters ended April 2, 2004 and July 2, 2004, Current Reports on Form 8-K, and other relevant materials filed by Proxim with the Securities and Exchange Commission. Proxim assumes no obligation and does not intend to update these forward-looking statements.